As filed with the Securities and Exchange Commission on April 10, 2024
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
Under
the Securities Act of 1933
NAVIGATOR HOLDINGS LTD.
(Exact Name of Registrant as Specified in its Charter)

Republic of the Marshall Islands	c/o NGT Services (UK) Ltd, 10 Bressenden Place, London SW1E 5DH, United Kingdom, +44 20 7340 4850	Not applicable
(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification No.)
(Address of Principal Executive Offices, Including Zip Code)
Navigator Holdings Ltd. 2023 Long-Term Incentive Plan
(Full Title of the Plan)

CT Corporation System 28 Liberty Street New York, New York 10005 (212) 894-8940 (Name, Address and Telephone Number, Including Area Code, of Agent for Service)	Copy to: Adorys Velazquez, Esq. Baker Botts L.L.P. 30 Rockefeller Plaza New York, New York 10112 (212) 408-2500
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Navigator Holdings Ltd. (the “Registrant”) will send or give to all participants in the Plan document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428, the Registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Form S-8 Registration Statement (the “Registration Statement”) pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.
The following documents, previously filed with the Commission by the Registrant pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:
1.The Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2023 filed on March 27, 2024 (“our 2023 Annual Report”); and

2.The description of the Registrant’s common stock included in Exhibit 2.2 to the Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2023, filed on March 27, 2024, including any subsequent amendments or reports filed for the purpose of updating such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. In addition, the Registrant will incorporate by reference certain future materials furnished to the Commission on Form 6-K, but only to the extent specifically indicated in those submissions or in a future post-effective amendment hereto. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.
The articles of incorporation of the Registrant provide that every director and officer of the Registrant shall be indemnified out of the funds of the Registrant as follows:
The Registrant shall indemnify, to the fullest extent now or hereafter permitted or required by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant), by reason of the fact that the person is or was or has agreed to become a director or officer of the Registrant, or by reason of any action alleged to have been taken or omitted in such capacity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
The Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by or in the right of the Registrant to procure judgment in its favor by reason of the fact that the person is or was or has agreed to become a director or officer of the Registrant, or by reason of any action alleged to have been taken or omitted in such capacity, against expenses (including attorneys’ fees) actually and reasonably incurred by such person or in connection with the defense or settlement of such action, suit or proceeding, if he or she was acting in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Registrant unless and only to the extent that the court in which such action, suit or proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper.

Section 60 of the Business Corporations Act of the Associations Law of the Republic of the Marshall Islands provides as follows with respect to the indemnification of directors and officers:
Actions not by or in right of the corporation. A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.
Actions by or in right of the corporation. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.
When director or officer successful. To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.
Payment of expenses in advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.
Indemnification pursuant to other rights. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.
Continuation of indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Insurance. A corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.
The Registrant intends to maintain liability insurance policies that indemnify its directors and officers against various liabilities, including certain liabilities arising under the Securities Act and the Securities Exchange Act of 1934, as amended, which may be incurred by them in their capacity as such.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that, in the opinion of the U.S. Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.    Exemption from Registration Claimed.
Not applicable.

Item 8.    Exhibits.

Exhibit No.	Description

4.1
Amended and Restated Articles of Incorporation of Navigator Holdings Ltd. (incorporated by reference to Exhibit 3.1 to the registrant’s Registration Statement on Form F-1 (File No. 333-191784), filed on November 6, 2013).

4.2
Second Amended and Restated Bylaws of Navigator Holdings Ltd. (incorporated by reference to Exhibit 3.2 to the registrant’s Registration Statement on Form F-1 (File No. 333-191784), filed on November 4, 2013).

4.3	Navigator Holdings Ltd. 2023 Long-Term Incentive Plan, effective as of May 24, 2023.

4.4	Form of Stock Option Agreement

4.5	Form of Restricted Stock Agreement for Employees

4.6	Form of Restricted Stock Agreement for Directors

4.7
Amended and Restated Investor Rights Agreement, dated August 4, 2021 among Navigator Holdings Ltd. and BW Group Limited (incorporated by reference to Exhibit 4.2 to the registrant’s Report on Form 6-K (File No. 001-36202), filed on August 4, 2021).

4.8
Investor Rights Agreement, dated August 4, 2021, among Navigator Holdings Ltd., Ultranav International S.A. and Ultranav Denmark ApS. (incorporated by reference to Exhibit 4.3 to the registrant’s Report on Form 6-K (File No. 001-36202), filed on August 4, 2021).

4.9	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.5 to the registrant’s Registration Statement on Form F-1 (File No. 333-191784), filed on November 15, 2013).

5.1	Opinion of Watson Farley & Williams LLP as to the legality of the securities being registered.

23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Deloitte & Touche LLP.

23.4	Consent of Watson Farley & Williams LLP (included in Exhibit 5.1).

24.1	Power of Attorney (begins on page II-7).

107.1	Filing Fee Table.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, United Kingdom, on April 10, 2024.

NAVIGATOR HOLDINGS LTD.

By:	/s/ Mads Peter Zacho
Name:	Mads Peter Zacho
Title:	Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY
Each person whose signature appears below appoints John Reay and Ksenia Morris as their true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any registration statement (including any amendments thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended and to file the same with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Mads Peter Zacho Mads Peter Zacho	Chief Executive Officer (Principal Executive Officer)	April 10, 2024
/s/ Gary Chapman Gary Chapman	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 10, 2024
/s/ Dag von Appen Dag von Appen	Director and Non-executive Chairman of the Board	April 10, 2024
/s/ Yngvil Asheim Yngvil Asheim	Director	April 10, 2024
/s/ Heiko Fischer Dr. Heiko Fischer	Director	April 10, 2024
/s/ Janette Marx Janette Marx	Director	April 10, 2024
/s/ Anita Odedra Dr. Anita Odedra	Director	April 10, 2024
/s/ Peter Stokes Peter Stokes	Director	April 10, 2024
/s/ Florian Weidinger Florian Weidinger	Director	April 10, 2024

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT
Pursuant to the Securities Act of 1933, as amended, the undersigned, a duly authorized representative of Navigator Holdings Ltd. in the United States, has signed this registration statement in the City of Newark, State of Delaware, on the 10 day of April, 2024.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director